As filed with the Securities and Exchange Commission on February 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	62-1543819
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. DelPriore, Esq.

Executive Vice President and General Counsel

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Richard F. Mattern, Esq.

Kristin C. Dunavant, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 1300

Memphis, Tennessee 38103

Telephone (901) 543-5933

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee (1)
Common Stock, par value $0.01 per share	1,940,500	$		$$0

(1)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement only includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of 1,940,500 unsold shares of common stock previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-202905) filed on March 20, 2015 (the “Prior Registration Statement”). Such unsold shares of common stock were originally registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-180257) filed on March 21, 2012, and, in connection with the original registration of such unsold shares of common stock on such Registration Statement, the Registrant paid a registration fee of $14,565.98, which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

MID-AMERICA APARTMENT COMMUNITIES, INC.

1,940,500 shares of common stock, $0.01 par value per share

DIVIDEND AND DISTRIBUTION REINVESTMENT

AND SHARE PURCHASE PLAN

We are pleased to offer you the opportunity to participate in the Mid-America Apartment Communities, Inc. Dividend and Distribution Reinvestment and Share Purchase Plan, or the plan. The plan has two components: a dividend and distribution reinvestment component and a direct common stock purchase component. The dividend and distribution reinvestment component provides holders of record and beneficial owners of our common stock, preferred stock and limited partnership interests in Mid-America Apartments, L.P., our operating partnership, all of which we call eligible securities, with an easy and economical way to designate all or any portion, but not less than 10%, of the cash dividends or distributions on their eligible securities for reinvestment in our common stock. The direct common stock purchase component permits our holders of eligible securities and new investors to purchase common stock in an economical and convenient manner.

This prospectus relates to 1,940,500 shares of our common stock, par value $0.01 per share, to be offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MAA.” On February 26, 2018, the closing price of our common stock was $87.77 per share.

Key features of the plan are that you can:

•	Enroll in the plan even if you are not a current holder of eligible securities;

•	Purchase common stock through the plan without a personal broker and, in many cases, without paying a commission;

•	Automatically reinvest all or any portion, but no less than 10%, of your dividends or distributions in our common stock;

•	Purchase common stock at any time through optional cash investments of as little as $250 per month or as much as $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Make optional cash investments in our common stock in excess of $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Authorize automatic monthly investments in our common stock from a checking or savings account;

•	Transfer your common stock easily; and

•	Own and transfer your common stock without holding or delivering physical certificates.

To assist us in maintaining our qualification as a real estate investment trust, or REIT, no person may own more than 9.9% of the total value of our outstanding capital stock, unless our board of directors waives this limitation. See the discussion in Question 9 for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the plan, please call the plan administrator, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-877-206-4722. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 6:00 P.M. Eastern time.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. BEFORE BUYING OUR COMMON STOCK, YOU SHOULD READ CAREFULLY THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS AND OUR SECURITIES AND EXCHANGE COMMISSION FILINGS. SEE THE SECTION OF THIS PROSPECTUS CALLED “RISK FACTORS” ON PAGE 1 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 28, 2018.

ABOUT THIS PROSPECTUS

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the company,” “MAA” or similar references means Mid-America Apartment Communities, Inc. and its subsidiaries and affiliates. Our principal executive offices are located at 6584 Poplar Avenue, Memphis, TN 38138 and our telephone number is (901) 682-6600.

RISK FACTORS

Investment in our common stock involves risks. Before acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks described below as well as information contained, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in MAA set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission, or SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment. Please also refer to the section below entitled “Forward-Looking Statements.”

Your investment in the plan is not protected from losses.

Your investment in the plan is no different from any investment in common stock held directly by you. If you choose to participate in the plan, then you should recognize that neither we nor the plan administrator can assure you of a profit or protect you against loss on our common stock that you purchase under the plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of our common stock that you purchase. You need to make your own independent investment and participation decisions consistent with your situation and needs. Neither we nor the plan administrator can guarantee liquidity in the markets, and the value and marketability of our common stock may be adversely affected by market conditions. Your ability to liquidate or otherwise dispose of our common stock in the plan is subject to the terms of the plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell common stock in the plan in time to react to market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

We and the plan administrator will have limited liability to you with respect to the plan.

Neither we nor the plan administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the plan, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for our common stock purchased or sold under the plan will vary.

The purchase price for any common stock that you purchase or sell under the plan will vary and cannot be predicted. You may purchase or sell common stock at a price that is different from (more or less than) the price that you would face if you acquired or sold common stock on the open market on the related dividend or distribution payment date, purchase date, or sale date, as appropriate.

We may not be able to pay dividends.

We cannot assure you that we will declare or pay dividends in the future, and nothing contained in the plan obligates us to do so. In order to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement may require us to distribute all or substantially all of our available cash and therefore may affect our ability to maintain dividend payments in the future if earnings decline. The requirements to qualify as a REIT for U.S. federal income tax purposes are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify as a REIT for U.S. federal income tax purposes, then we may be unable to make distributions to our shareholders.

You will not earn any interest on your dividends, distributions or cash pending investment.

No interest will be paid on dividends, distributions, cash or other funds held by the plan administrator pending investment or disbursement.

The market price for our common stock varies, and you should purchase common stock for long-term investment only.

Although our common stock currently trades on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of the common stock held in your plan account at one time or at a favorable price, if at all. As a result, you should participate in the plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

You may incur tax obligations without receiving corresponding cash payments with which to pay those obligations.

If you reinvest dividends in respect of our common stock or preferred stock under the dividend and distribution reinvestment program, you will be treated for U.S. federal income tax purposes as having received a distribution from us on the date that the common stock is purchased on your behalf under the plan, which may create a tax payment obligation without providing you without an actual cash distribution from us.

If you invest distributions from our operating partnership under the dividend and distribution reinvestment program, you will be treated for U.S. federal income tax purposes as having received a distribution from our operating partnership on the date that the common stock is purchased on your behalf under the plan. If you participate in the plan, you will not receive cash distributions from our operating partnership with which to pay your tax obligations that may arise due to allocations of income to you as a partner or the receipt of distributions by you in excess of your adjusted tax basis in your partnership interest in the operating partnership.

If you participate in the share purchase program, you will be treated for U.S. federal income tax purposes as having received a distribution from us on the date that the common stock is purchased on your behalf under the plan equal to the excess, if any, of the fair market value of such common stock on the purchase date less the amount you pay for such common stock. Such deemed distribution may create a tax payment obligation without providing you without an actual cash distribution from us.

FORWARD-LOOKING STATEMENTS

We consider this and other sections of this prospectus to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to exbpectations, projections, intentions or other items related to the future. Such forward-looking statements may include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations, and the anticipated benefits of our merger with Post Properties, Inc., or “Post Properties,” and Post Apartment Homes, L.P., or “Post LP.” Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•	adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed within budget and on a timely basis or to lease-up as anticipated, if at all;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	difficulty in integrating MAA’s and Post Properties’ businesses;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs; and

•	other risks identified in this prospectus and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as otherwise required by law, we undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date on which this prospectus is filed.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed in “Incorporation of Certain Information by Reference,” the information contained on the SEC website is not intended to be incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 23, 2018;

•	Current Report on Form 8-K filed on February 27, 2018; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 14, 1993, including any amendments and reports filed for the purpose of updating such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing or calling us at the following address: Investor Relations, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, (901) 682-6600.

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. This prospectus may only be used where it is legal to sell these securities.

OUR COMPANY

MAA is a multifamily focused, self-administered and self-managed REIT. We own, operate, acquire and selectively develop apartment communities primarily located in the Southeast and Southwest regions of the United States. As of December 31, 2017, activities include full ownership and operation of 301 multifamily properties, which includes commercial space at certain properties, four additional commercial properties, and a partial ownership in one multifamily property. These properties are located in Alabama, Arizona, Arkansas, Colorado, Florida, Georgia, Kansas, Kentucky, Maryland, Mississippi, Missouri, Nevada, North Carolina, South Carolina, Tennessee, Texas, Virginia and Washington, D.C.

Our business is conducted principally through our operating partnership. We are the sole general partner of the operating partnership, holding 113,643,166 common units of partnership interest, or OP units, comprising a 96.4% partnership interest in the operating partnership as of December 31, 2017.

MAA was formed in Tennessee in 1993. Our corporate offices are located at 6584 Poplar Avenue, Memphis, TN 38138 and our telephone number is (901) 682-6600.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute our dividend and distribution reinvestment and share purchase plan, which we refer to as the “plan,” as amended. If you decide not to participate in the plan, you will receive your dividends or distributions, as declared and paid in the usual manner.

1.	What is the purpose of the plan?

The primary purpose of the plan is to provide holders of eligible securities and interested new investors with an economical and convenient way to increase their investment in MAA. We also may use the plan to raise additional capital through the sale each month of common stock available for issuance under the plan to purchasers of common stock (including brokers or dealers) who, in connection with any resales of such common stock, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash purchases.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any applicable discount from the market price for our common stock acquired through the optional cash purchases under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible participants in order to eliminate practices which are not consistent with the purposes of the plan.

2.	What are my investment options under the plan?

Once enrolled in the plan, you may purchase common stock through the following investment options:

Dividend and Distribution Reinvestment Program. Holders of eligible securities may elect to have all, a portion or none of their dividends or distributions paid on their eligible securities automatically reinvested in common stock through the dividend and distribution reinvestment program. Cash dividends are paid on common stock and preferred stock when and as declared by our Board of Directors, generally on a quarterly basis. Cash distributions are paid on the limited partnership interests when and as authorized by us, as general partner of Mid-America Apartments, L.P., our operating partnership, generally on a quarterly basis. Subject to the availability of our common stock registered for issuance under the plan, there is no limitation on the amount of dividends or distributions you may reinvest under the plan. Under the Emergency Economic Stabilization Act, passed by Congress in 2008, you must reinvest at least 10% of your dividend distribution each dividend period when participating in the dividend and distribution reinvestment component of the plan.

Share Purchase Program. Each month, holders of eligible securities and interested new investors may elect to invest optional cash payments in common stock, subject to a minimum monthly purchase limit of $250 and a maximum monthly purchase limit of $5,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. At our discretion, we may waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash purchases each month even if dividends or distributions on your eligible securities are not being reinvested and even if a dividend or distribution has not been declared. You may, but are not required to, enroll any common stock purchased through the plan into the dividend and distribution reinvestment program. To designate common stock for participation in the dividend and distribution reinvestment program, make the appropriate election on the enrollment form described in Question 12.

3.	How can I change my investment options?

You may change your investment options at any time by logging into your shareholder account at www.shareholder.broadridge.com/maa or completing the enrollment form, which can be found at www.shareholder.broadridge.com/maa listed under the forms dropdown, and returning it to the plan administrator at the address set forth in Question 7. Any enrollment form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

4.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•	The plan provides you with the opportunity to reinvest dividends or distributions paid on all or a portion, but not less than 10%, of your eligible securities towards the purchase of our common stock. Under the Emergency Economic Stabilization Act, passed by Congress in 2008, you must reinvest at least 10% of your dividend distribution each dividend period when participating in the dividend and distribution reinvestment component of the plan.

•	The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $250 and a maximum of $5,000 (unless the maximum limit is waived by us), for the purchase of our common stock. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

•	We may offer you the opportunity to acquire our common stock through optional cash purchases at a discount of up to 5% from the market price of our common stock.

•	We pay all of the costs of purchasing common stock with initial investments, dividend and distribution reinvestments and optional cash purchases if the common stock is purchased directly from us. We also pay for the annual maintenance cost of your account. However, should the plan administrator purchase stock in the open market, you may be required to pay a brokerage commission (currently at $0.05 per share). We may in our sole discretion, decide to pay the brokerage commission for stock purchased in the open market on your behalf. In addition, you will be responsible for certain costs if you decide to sell common stock you purchased through the plan. See Questions 21 and 26 for a description of these costs.

•	As noted above, you will have the convenience of having all or a portion, but no less than 10%, of your dividends and distributions automatically reinvested in our common stock. In addition, since the plan administrator will credit fractional shares of common stock to your plan account, you will receive full investment of your dividends and distributions. See Questions 16 and 23.

•	You will have the option of having your common stock certificates held for safekeeping in electronic book entry form by the plan administrator for no fee, insuring your protection against loss, theft or destruction of the certificates representing your common stock.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. See Question 22.

•	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common stock held in your plan account. See Question 26.

•	At any time, you may request a physical certificate be issued representing any or a portion of the whole common stock held in your plan account. See Question 24.

Disadvantages.

•	No interest will be paid by us or the plan administrator on dividends, distributions or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $5,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any, is not met. See Question 20.

•	You will not know the actual number of common stock that you have purchased until after the purchase date.

•	With respect to your dividends from common stock and preferred stock reinvested in the dividend and distribution reinvestment program, you will be treated for tax purposes as having received a dividend from us equal to the fair market value of the common stock purchased for your account on the purchase date. These dividends will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due. See Question 29.

•	With respect to distributions to you from our operating partnership, there is no clear legal authority regarding the U.S. federal income tax treatment of holders of limited partnership interests (such as OP Units) who invest distributions from our operating partnership in common stock of another entity (such as MAA) under a dividend and distribution reinvestment program. With respect to distributions from our operating partnership that are invested in common stock pursuant to the dividend and distribution reinvestment program, we and our operating partnership currently intend to take the position for tax reporting purposes that a distribution from our operating partnership has occurred equal to the fair market value of the common stock purchased for your account on the purchase date. The amount of taxable income allocated by a partnership to a partner generally is not dependent on the amount distributed to the partner in cash or other property provided that the amount distributed does not exceed the partner’s basis in the partner’s partnership interest. As such, you may incur a liability for payment of income tax, but because of your participation in the plan, you will not receive a corresponding cash payment which you could use to pay such income tax when it becomes due. See Question 31.

•	With respect to the purchase of common stock pursuant to the share purchase program, there is no clear legal authority regarding the U.S. federal income tax treatment of such purchases. We currently intend to take the position for tax reporting purposes that a distribution from us has occurred in an amount equal to the excess, if any, of the fair market value of the common stock on the purchase date less the purchase price paid for such common stock, and that all or a portion of such distribution should be treated as a taxable dividend. These distributions may give rise to a liability for payment of income tax without providing immediate cash to pay the tax when it becomes due. See Question 29.

•	Sales of common stock credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable share transfer taxes on the sales. See Questions 21 and 26.

•	Because the purchase price for our common stock purchased directly from us under the plan is based on the “market price” (as defined herein) on the purchase date, it is possible that the actual purchase price you pay for common stock purchased under the plan may be higher than the amount for which our common stock could have been purchased in the open market on the purchase date.

•	Sales of common stock credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common stock deposited in your plan account until the common stock is withdrawn from the plan.

5.	Who administers the plan?

We have appointed Broadridge Corporate Issuer Solutions, Inc., our transfer agent, to be the plan administrator.

6.	What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common stock under the plan; and

•	the performance of other duties relating to the plan.

Holding Stock. If you purchase common stock through optional cash payments and do not choose to have the dividends that are paid with respect to this common stock reinvested, you must indicate that the common stock is not to be enrolled in the dividend and distribution reinvestment program. The plan administrator will hold any common stock you choose to enroll in the dividend and distribution reinvestment program and will register it in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan common stock, the plan administrator will receive dividends on all plan common stock held on the dividend record date, will credit these dividends to your plan account on the basis of whole or fractional plan common stock held in such account, and will automatically reinvest such dividends in additional common stock. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock and preferred stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

7.	How do I contact the plan administrator?

You should direct all correspondence with the administrator to:

Broadridge Corporate Issuer Solutions, Inc.

Internet:

http://shareholder.broadridge.com/maa

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

Email:

shareholder@broadridge.com

Telephone:

1-877-206-4722 Toll-Free

1-720-414-6864 outside the United States

Written correspondence:

Standard Mail:	Overnight Packages:
Broadridge Corporate Issuer Solutions	Broadridge Corporate Issuer Solutions
P.O. Box 1342	Attn: IWS.
Brentwood, NY 11717	1155 Long Island Ave Edgewood, NY 11717

8.	Who is eligible to participate?

Participants enrolled in our existing direct share purchase and distribution reinvestment plan are automatically enrolled in the plan. Additionally, the following persons are eligible to participate in the plan:

Record Owners. All record owners of eligible securities are eligible to participate directly in the plan. You are a record owner if you are a holder of eligible securities whose eligible securities are held in your name on the records kept by our transfer agent or our operating partnership.

Beneficial Owners. If your common stock or preferred stock is held in the name of a broker, bank or other nominee on the records kept by our transfer agent, you may participate in one of two ways:

•	You may participate directly by becoming a record owner by having common stock or preferred stock transferred into your name from that of the applicable broker, bank or other nominee; or

•	Alternatively, you may seek to arrange with the broker, bank or other nominee that is the record owner of your common stock or preferred stock to participate in the plan on the beneficial owner’s behalf.

Non-Holders. Individuals who do not presently own any eligible securities as either a record owner or beneficial owner may participate in the plan by making an initial cash purchase of common stock through the share purchase program.

9.	Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, share registration and foreign investments.

REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT under the Internal Revenue Code of 1986, or the Code, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the relevant provisions of the Code to include certain entities). Our charter enhances our ability to comply with these restrictions by imposing an aggregate 9.9% total value limit for holders of our common stock and preferred stock.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right, in our sole discretion, to modify, suspend or terminate participation in the plan, by otherwise eligible holders of our eligible securities, in order to eliminate practices which we determine are not consistent with the purposes or operation of the plan or which may adversely affect the price of our common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10.	How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an enrollment form and returning it to the plan administrator. See Question 12. Enrollment forms may be obtained at any time by written request, by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the internet at the plan administrator’s website. Investors can also enroll online without the need to send any form or money via regular mail. Online enrollment can be accessed by visiting the administrator’s website at www.shareholder.broadridge.com/maa. We reserve the right to add or discontinue online enrollment in the plan in our sole discretion.

Beneficial Owners. A beneficial owner may request that the number of shares of common stock or preferred stock the beneficial owner wishes to be enrolled in the plan be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and distributions and accept optional cash payments under the share purchase program by record holders of eligible securities such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Non-Holders of Eligible Securities. Non-holders of eligible securities may join the plan as a record owner by making an initial investment in an amount of at least $250 and up to a maximum of $5,000 (unless we specifically waive the maximum limit) of our common stock. The non-holder should complete the portions of the enrollment form for a non-holder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased common stock to be enrolled in the dividend and distribution reinvestment program. The enrollment form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-holder may also follow the enrollment procedures specified on the plan administrator’s website at www.shareholder.broadridge.com/maa to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.

Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.shareholder.broadridge.com/maa, and providing both your bank account number and your bank’s routing number. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the seventeenth day of the month and will be invested on the respective purchase date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments. To terminate monthly purchases by automatic deduction, you must send the plan administrator written, signed directions or follow the procedures specified on the plan administrator’s website at www.shareholder.broadridge.com/maa.

11.	When will my participation in the plan begin?

If you are a current holder of eligible securities and your enrollment form is received by the plan administrator on or before the record date established for a particular dividend or distribution, reinvestment will commence with that dividend or distribution. If your enrollment form is received after the record date established for a particular dividend or distribution, reinvestment will begin on the dividend or distribution payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your enrollment form and thus are enrolled in the plan, and you wish to make optional cash payments to purchase our common stock under the share purchase program, the plan administrator must receive full payment in advance of the applicable deadline. See Questions 14 and 20.

In the case of current non-holders of eligible securities making an initial investment, both the enrollment form and full payment of their designated initial investment must be received in advance of the applicable deadline. See Questions 14 and 20.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12.	What does the enrollment form provide?

The enrollment form directs the plan administrator and us to pay to the plan administrator, on the applicable record date, the dividends or distributions on your eligible securities that are enrolled in the dividend and distribution reinvestment program, including all whole and fractional shares of common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These dividends and distributions with respect to your eligible securities enrolled in the dividend and distribution reinvestment program will be automatically reinvested by the plan administrator in our common stock. Any remaining dividends and distributions not enrolled in the dividend and distribution reinvestment program will be paid directly to you.

Additionally, the enrollment form directs the plan administrator to purchase our common stock with your optional cash payments, if any, and to enroll all, some or none of such purchased common stock in the dividend and distribution reinvestment program.

The enrollment form provides for the purchase of our common stock through the following investment options:

Full Dividend or Distribution Reinvestment. If this option is elected, the plan administrator will apply all dividends and distributions on all eligible securities then or subsequently registered in your name, and all dividends on all plan common stock (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of our common stock.

Partial Dividend or Distribution Reinvestment. If this option is elected, the plan administrator will apply all dividends and distributions on only the number of eligible securities then or subsequently registered in your name and specified on the enrollment form and all dividends and distributions on all plan common stock (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of our common stock. You must reinvest at least 10% of your dividend distribution each dividend period when participating in the dividend and distribution reinvestment component of the plan.

Optional Cash Payments. If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of our common stock in accordance with the plan and will apply dividends on such additional common stock.

Unless you designate otherwise, you will be enrolled as having selected the full dividend and distribution reinvestment option. In addition, if you return a properly executed enrollment form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend and distribution reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new enrollment form, by withdrawing some or all eligible securities from the plan in favor of receiving dividends or distributions or in order to sell your eligible securities, or until your participation in the plan, or the plan itself, is terminated.

13.	What does the plan administrator’s website provide?

Instead of submitting an enrollment form as described in Question 12, record owners can participate in the plan by accessing the plan administrator’s website at www.shareholder.broadridge.com/maa. The following services are available to you online:

•	Enroll or terminate your participation in the plan;

•	Make initial and additional purchases of our common stock;

•	Sell shares of common stock held in your plan account;

•	View your account history and balances;

•	Establish automatic cash investment procedures through direct debit of your U.S. bank account; and

•	View plan materials.

14.	How does the common stock purchase program work?

All current record owners and non-holders of eligible securities who have timely submitted signed enrollment forms or online requests via www.shareholder.broadridge.com/maa indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted enrollment forms or online requests via www.shareholder.broadridge.com/maa indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend or distribution is declared. Each month the plan administrator will apply any optional cash payment of at least $250, but not more than $5,000, received from a participant by the applicable deadline described below to the purchase of our common stock for the account of the participant on the following purchase date and will enroll all plan purchased common stock in the dividend and distribution reinvestment program unless the participant requests that such plan purchased common stock not be subject to the dividend and distribution reinvestment program. The process to make optional cash payments in excess of $5,000 is described in Question 20 below.

Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related purchase date. See Question 18. The deadline for submitting optional cash payments of at least $250, but not more than $5,000, is two business days prior to the relevant purchase date. A separate deadline exists for optional cash payments in excess of $5,000. See Question 20.

Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next purchase date. In order for funds to be invested on the next purchase date, the plan administrator must have received a check or wire transfer by the applicable deadline for submitting optional cash payments. Checks are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks should be made payable to “Broadridge Corporate Issuer Solutions, Inc.” If a check is returned to the plan administrator as “unpaid,” the plan administrator will resell the common stock just purchased and liquidate additional common stock in your account, if necessary, to reimburse itself for any fees or losses incurred when reselling the common stock from your account. There is also a $25.00 fee for checks that are returned as unpaid, which will be deducted from your account.

No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the applicable deadline. Generally, optional cash payments of at least $250, but not more than $5,000, received after the applicable deadline will be held by the plan administrator and invested on the next purchase date.

No Refunds of Uninvested Optional Cash Payments. No refunds of optional cash payments pending investment will be permitted.

Each optional cash payment, however, to the extent that it does not conform to the limitations described in Question 19, will be subject to return to you as soon as practicable.

15.	What will be the price of common stock purchased under the plan?

The price of common stock for dividend and distribution reinvestment and optional cash purchases of at least $250, but not more than $5,000, will be determined as follows:

Stock Purchased From Us. If the common stock is purchased from us, the purchase price will be equal to 100% of the volume weighted average price, rounded to four decimal places, of our common stock as traded only on the NYSE during regular NYSE trading hours for the relevant purchase date. We may elect to offer a discount with respect to optional cash purchases ranging from 0% to 5% from such purchase price, which discount may vary each month. This discount may, but need not, be the same as the discount we offer for optional cash investments in excess of $5,000 pursuant to requests for waiver. We may offer a discount on either, both or neither of optional purchases of at least $250, but not more than $5,000, and optional purchases in excess of $5,000 pursuant to requests for waiver, in our sole discretion. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining funds through the sale of common stock as opposed to other sources of funds and current and projected capital needs. Our decision to set a discount in this context in a particular month shall not affect the setting of a discount for any subsequent month. No discount to the purchase price is available under the plan with respect to dividend and distribution reinvestment.

Stock Purchased From Others. If the common stock is purchased in the open market or privately negotiated transactions, the purchase price will be equal to the weighted average purchase price of all stock purchased by the plan administrator for the applicable purchase date, less any discount. The purchase price may be adjusted to include brokerage commissions (currently at $0.05 per share). Open market purchases are expected to be made through the plan administrator.

16.	How will the number of shares of common stock purchased for my account be determined?

Your account will be credited with the number of shares of common stock, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the purchase price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends and distributions paid on the number of eligible securities you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related purchase date.

17.	What is the source of common stock purchased under the plan?

The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we nor the plan administrator are required to provide any written notice to you as to the source of the common stock to be purchased under the plan.

18.	When will common stock be purchased under the plan?

The purchase date is the date or dates on which the plan administrator purchases common stock for the plan, as described below:

Dividend and Distribution Reinvestments. If the plan administrator acquires common stock directly from us, it will combine the dividend and distribution funds of all plan participants whose dividends and distributions are automatically reinvested and will generally invest such dividends and distributions on the dividend and distribution payment date. If the dividend and distribution payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend or distribution is payable on a day when optional cash payments are to be invested, dividend and distribution funds may be commingled with any such pending cash investments and a combined order may be executed. If the plan administrator acquires common stock from parties other than us, such purchases will occur during a period beginning on the dividend and distribution payment date or, if the dividend and distribution payment date falls on a day that is not a NYSE trading day, the next NYSE trading day, and ending no later than thirty-five (35) days following that date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend or distribution is referred to in this plan as a “distribution record date.”

Initial and Optional Cash Investments between $250 and $5,000. If the plan administrator acquires common stock directly from us, then the purchase date for cash investments between $250 and $5,000 will be on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common stock trades ex-dividend through and including the record date for a dividend, the next NYSE trading day. If the plan administrator acquires stock from parties other than us, it will attempt to buy our common stock in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common stock trades ex-dividend through and including the record date for a dividend, the next NYSE trading day, and will be completed no later than thirty-five (35) days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Initial and Optional Cash Investments in Excess of $5,000. The purchase dates for optional cash purchases in excess of $5,000 per month are discussed in response to Question 20.

19.	What other limitations apply to optional cash payments?

For any purchase date that you choose to make an optional cash payment, you must invest at least $250 but not more than $5,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common stock is determined.

20.	How do I make optional cash payments in excess of $5,000 per month?

Investments in excess of $5,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $5,000, which shall be made on a request for waiver form. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

You may ascertain whether we are accepting requests to make an optional cash investment in excess of $5,000 in any given month, and certain other important information, by visiting our website at http://ir.maac.com on the first business day of each month or such other method as we may establish from time to time. Our website will provide one of the three following pieces of information:

•	that we will not be accepting requests to make an optional cash investment in excess of $5,000 that month;

•	that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which a pricing period (as defined below) will begin; the number of days in the pricing period; the waiver discount, if any; the threshold price, if any; and whether or not the pricing period extension feature or continuous settlement feature will be activated; or

•	that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $5,000. If this is the case, we will inform participants of a date later in the month when they can go to our website to ascertain whether we will be accepting requests for waivers.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $5,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. We also may adjust the amount that you may invest. In deciding whether to approve your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock;

•	the extent and nature of your prior participation in the plan;

•	the number of eligible securities you hold of record;

•	the total amount of optional cash investments in excess of $5,000 for which requests have been submitted;

•	the order of our receipt of each request; and

•	whether, at the time of such request, the plan administrator is acquiring our common stock for the plan directly from us or through open market transactions;

We will decide whether to approve a submitted request at least two business days prior to the commencement of the applicable pricing period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

We must receive a request form no later than 5:00 P.M., Eastern time, on the day we establish the terms, which is the third business day before the first day of the relevant pricing period. Participants who wish to make an investment in excess of $5,000 in any given month, must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern time, the second business day prior to the first day of the pricing period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $5,000 per month must be received by the plan administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant pricing period. To obtain a request form or additional information, you may visit our website at http://ir.maac.com. Completed request forms should be emailed directly to us at investor.relations@maac.com or delivered by such other method as we may establish from time to time.

Purchase Price of Common Stock for Optional Cash Purchases in Excess of $5,000. Common stock purchased pursuant to an approved request for waiver will be purchased directly from us as described herein, including the establishment of a threshold price as more fully described below. The purchase price may be reduced by the waiver discount that we have provided for optional cash purchases in excess of $5,000 on each purchase date. If we grant your request to purchase common stock pursuant to a request for waiver, there will be a pricing period, which will generally consist of one to 12 separate days during which trading of our common stock is reported on the NYSE during the applicable pricing period. Each of these separate days will be a purchase date, and an equal proportion of your optional cash purchase will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for common stock acquired on a particular purchase date will be equal to 100% (subject to change as provided below) of the volume weighted average price, rounded to four decimal places, of our common stock as traded only on the NYSE during regular NYSE trading hours for that purchase date. Plan common stock will not be available to plan participants until the conclusion of each month’s pricing period or investment, unless we activate the continuous settlement feature that is described below.

The plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of common stock on each purchase date of the applicable pricing period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable pricing period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a request for waiver. This waiver discount may be between 0% and 5% of the purchase price and may vary each month. The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. Setting a waiver discount for a particular month shall not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply only to optional cash purchases of more than $5,000. The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $5,000.

Threshold Price. We may establish for a pricing period a minimum price, or threshold price, applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if the threshold price is established, its amount. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. If established for any pricing period, the threshold price will be stated as a dollar amount that the volume weighted average price, rounded to four decimal places, of our common stock as traded only on the NYSE during regular NYSE trading hours, for each trading day of such pricing period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the pricing period any trading day that the volume weighted average price is less than the threshold price. We also will exclude from the pricing period and from the determination of the purchase price any day in which no trades of common stock are made on the NYSE. For example, if we set a 10 day pricing period, and the threshold price is not met for two of the trading days in that 10 day pricing period, then we will return 2/10 (20%) of the funds you submitted in connection with your request for waiver, unless we have activated the pricing period extension feature for the pricing period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not reported. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for two out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next two trading days (or a subset thereof), then those two days (or a subset thereof) will become purchase dates in lieu of the two days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the continuous settlement feature, common stock will be available to plan participants within three business days of each purchase date beginning on the first trading day in the relevant pricing period and ending on the final trading day in the relevant pricing period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the continuous settlement feature for such investments by announcing that we will be doing so, at the time of the request form acceptance during any month when we grant requests for authorization.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $5,000 for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no trades of common stock are reported on the NYSE, or unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not met compared to the number of days in the pricing period or extended pricing period. For example, the returned amount in a 10 day pricing period will equal 2/10 (20%) of the total amount of such optional cash purchase (not just the amount exceeding $5,000) for each trading day that the threshold price is not met or for each trading day in which sales are not reported.

The establishment of the threshold price and the possible return of a portion of the investment apply only to optional cash purchases in excess of $5,000. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. We may waive our right to set a threshold price for any particular pricing period. Neither we nor the plan administrator is required to give you notice of the threshold price for any pricing period.

21.	Will I incur expenses in connection with my participation under the plan?

Potentially. Please refer to the tabular summary of fees and brokerage commissions that follows:

Summary of Fees and Brokerage Commissions

Transaction Type	Fees and Brokerage Commissions
Initial investment
Sources of common stock
— Original issue or treasury	None
— Open market	$0.05 per share

Additional cash investment (by check, wire transfer, one-time online bank debit or automatic monthly deductions)
Sources of common stock
— Original issue or treasury	None
— Open market	$0.05 per share

Reinvestment of dividends and distributions
Sources of common stock
— Original issue or treasury	None
— Open market	$0.05 per share

Deposit of certificates	None
Issuance of certificates	None
Batch order sales fee	$15.00 per sale + $0.10 per share
Market order sales fee	$25.00 per sale + $0.10 per share
Day order sales fee	$25.00 per sale + $0.10 per share
Transfers of common stock	None
Returned checks or failed automatic deductions	$25.00 per occurrence
Duplicate statements	$25.00 per prior year, current year is free

22.	How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional common stock, whether by reinvestment of dividends or distributions or by optional cash purchases. This detailed statement will provide you with the following information with respect to your plan account:

•	total number of shares of common stock purchased, including fractional shares of common stock;

•	price paid per share of common stock;

•	date of common stock purchases; and

•	total number of shares of common stock in your plan account.

You should retain these statements to determine your adjusted tax basis of the common stock purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends and distributions paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.shareholder.broadridge.com/maa.

23.	Will I be credited with dividends on fractions of shares of common stock?

Yes. Any fractional share of common stock held in your plan account that has been designated for participation in the dividend and distribution reinvestment program of the plan will receive a proportionate amount of any dividend declared on that common stock. See Question 16.

24.	Will I receive certificates for common stock purchased?

Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the common stock to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.

You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping in electronic book entry form under the plan for no fee. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the common stock with any whole and fractional common stock then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell your common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for common stock in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares of common stock credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the internet at www.shareholder.broadridge.com/maa. There is no fee for this service. Any remaining whole shares of common stock and any fractional shares of common stock will remain credited to your plan account. Certificates for fractional shares of common stock will not be issued under any circumstances.

25.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Share certificates for those shares of common stock purchased under the plan will be similarly registered when issued upon your request. If your eligible securities are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

26.	How do I sell common stock held in my plan account?

You may contact the plan administrator to sell all or any part of the common stock held in your plan account through a batch order, market order, or day limit order. After receipt of your request, the plan administrator will forward your request to a registered broker-dealer.

Batch Sales. You may elect to submit requests to sell your shares through a registered broker-dealer through the plan administrator’s website, toll-free telephone number, or through the mail at any time. The plan administrator will forward promptly such requests to the registered broker-dealer. The broker-dealer will sell the shares on the open market in round lot transactions. The price per share for the shares sold will reflect the $15 administrative fee and the $.10 brokerage commission (no portion of which will be retained by or forwarded to the plan administrator). The price will always be the average weighted price for all shares sold through the plan administrator on the trade date or dates. The plan administrator will sell common stock at least weekly and as often as daily, at then current market prices. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares less applicable taxes, $15 administrative fee and $.10 per share sold brokerage fee, will normally be mailed to you within two (2) business days after the final trade settlement date.

Market Orders. You may elect to sell shares promptly at the current market price. Market order sales can be initiated through the plan administrators Shareholder Portal at https://shareholder.broadridge.com/maa or by calling the plan administrator directly at 1-877-206-4722. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Any orders received after 4:00 p.m. Eastern time will be placed promptly the next day when the market is open. All market orders are considered irrevocable upon final submission of the order and cannot be cancelled within market trading hours. The plan administrator will use reasonable efforts to process any request to cancel an order during off-market hours. Depending on the current trading activity of that security, there may not be a market for your request and the order could be cancelled at the end of the trading day resulting in no sale of such shares. To determine if shares were sold, a participating shareholder should check his or her account online at https://shareholder.broadridge.com/maa or call the plan administrator directly at 1-877-206-4722. If the market order sale was not filled and you still wish to have your shares sold, you will need to re-enter the sale request. The price will be the market price of the sale obtained by the plan administrators registered broker-dealer, less a flat administrative fee of $25 per transaction request and a brokerage commission fee of $.10 per share sold (no portion of which will be retained by or forwarded to the plan administrator).

Day Limit Order. You may also elect to sell your shares through a day limit order. A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed aftermarket hours, the next day the market is open). All limit orders are considered irrevocable upon final submission of the order and cannot be cancelled within market trading hours. The plan administrator will use reasonable efforts to process any request to cancel an order during off-market hours. Depending on the current trading activity of that security, there may not be a market for your request and the order could be cancelled at the end of the trading day resulting in no sale of such shares. Should you submit a limit order that falls under the current trading price at the time of receipt by the broker, there is a chance the order will be cancelled upon receipt if it exceeds certain pricing thresholds meant to protect you from erroneous entries. Please check your account transaction upon the submission of any limit orders submitted to ensure if was properly received and accepted. The order may be cancelled by the applicable stock exchange or by the broker engaged by the plan administrator due to certain restrictions. Each day limit order sale will incur a flat administrative fee of $25 per transaction request and a brokerage commission fee of $.10 per share sold (no portion of which will be retained by or forwarded to the plan administrator).

The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. If you sell or transfer only a portion of the common stock in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the common stock credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

If the plan administrator sells all common stock held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new enrollment form to rejoin the plan.

You should be aware that the share price may fluctuate between the time your transaction request is received and the time the transaction is effected on the open market.

All sales options may not be available at all times and options are currently pending availability at the administrator.

27.	When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of your eligible securities enrolled in the plan at any time. If the request to withdraw is received prior to a dividend or distribution record date, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw is received by the plan administrator three business days before the payment date, the plan administrator will terminate the account and mail the dividend or distribution payment in cash. If the request to withdraw is received by the plan administrator less than three business days prior to the payment date, then the dividend or distribution payment will be reinvested and all subsequent dividends or distributions will be paid in cash.

Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next purchase date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the pricing period in which the price of the common stock is determined.

28.	How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the eligible securities enrolled in the plan, you must notify the plan administrator in writing at its mailing address or via its internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of shares of common stock credited to your account under the plan will be issued free of charge. A cash payment will be made for any fractional shares of common stock, subject to any fees.

Upon withdrawal from the plan, you may also request that the plan administrator sell all or part of the common stock credited to your plan account by using the transaction stub on the bottom of your statement and mailing it to the address listed in Question 7. You may also make this request via the plan administrator’s internet site at www.shareholder.broadridge.com/maa. See Question 26.

29.	What are the material U.S. federal income tax consequences to shareholders with respect to participation in the plan?

Participants and prospective participants in the dividend and distribution reinvestment program of the plan or the share purchase program of the plan should review the discussion set forth in Exhibit 99.1 to MAA’s Current Report on Form 8-K filed with the SEC on February 27, 2018, for a summary of material U.S. federal income tax consequences of the ownership and disposition of our common stock and MAA’s election to be taxed as a REIT for U.S. federal income tax purposes. The following is a brief summary of the material U.S. federal income tax considerations applicable to shareholders that participate in the plan, is for general information only, does not constitute tax advice, is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. In addition, the following summary does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of persons that are subject to special tax rules under the U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in the following to be inaccurate. You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions and purchases of common stock under the plan, your tax basis and holding period for common stock acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock.

•	A shareholder who participates in the dividend and distribution reinvestment program of the plan and whose dividends are reinvested in common stock purchased from us will be treated for U.S. federal income tax purposes as having received a dividend from us equal to the fair market value of the shares of common stock credited to the shareholder’s plan account as of the dividend reinvestment date.

•	A shareholder who participates in the dividend and distribution reinvestment program of the plan and whose dividends are reinvested in common stock purchased by the plan administrator in the open market or in privately negotiated transactions will be treated for U.S. federal income tax purposes as having received a dividend from us equal to the fair market value of the shares of common stock credited to the shareholder’s plan account (plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested) as of the dividend reinvestment date.

•	A shareholder who participates in both the dividend and distribution reinvestment program and the share purchase program of the plan and who purchases shares of common stock through the share purchase program of the plan will be treated for U.S. federal income tax purposes as having received a dividend from us equal to the fair market value of the common stock credited to the shareholder’s plan account less the amount paid by the shareholder for the common stock (plus any brokerage fees and any other expenses paid by the shareholder) as of the date on which the common shares are credited to the shareholder’s plan account.

•	Although the tax treatment with respect to a shareholder who participates only in the share purchase program of the plan and does not participate in the dividend and distribution reinvestment program of the plan is not entirely clear, we will report the discount as a distribution to you on IRS Form 1099-DIV. You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount on purchases made through the share purchase program of the plan.

Any dividend described above will be treated for U.S. federal income tax purposes as a dividend to the extent of our current and accumulated earnings and profits, if any. Dividends in excess of our current and accumulated earnings and profits, if any, will constitute a nontaxable return of capital to the extent of the shareholder’s adjusted tax basis in the shareholder’s common stock and any excess amounts will be treated as either long-term or short-term capital gain depending on whether the shareholder has held the common stock for more than one year. In addition, if and to the extent that we designate any portion of a dividend as a “capital gain dividend,” such portion will be treated as capital gain. Dividends paid to a corporate participant will not qualify for the dividends received deduction generally available to corporations.

30.	How are U.S. federal tax withholding and information reporting provisions applied to shareholders who participate in the plan?

Withholding requirements and information reporting requirements generally applicable to dividends from us will apply to all amounts treated as dividends pursuant to the plan. If you fail to provide an IRS Form W-9 (or in the case of non-U.S. persons, an applicable IRS Form W-8) in the manner required by law, any cash dividends on common stock (including cash dividends that are reinvested) and any proceeds from the sale of fractional shares and proceeds from the sale of shares credited to your account will be subject to federal backup withholding. Certain shareholders (including most corporations) are exempt, however, from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable backup withholding and information reporting, foreign shareholders will be subject to U.S. federal withholding tax on dividends. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to your account.

31.	What are the material U.S. federal income tax consequences for holders of OP Units of participation in the plan?

The income tax treatment of holders of OP units, or “OP unitholders,” who participate in the plan is unclear because, unlike with a stock dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in stock of another entity that is a partner in the partnership. We can make no assurances as to the actual tax consequences to OP unitholders of participating in the plan.

•	In the case of common stock purchased directly from us, whether through the dividend and distribution reinvestment program or the share purchase program of the plan, an OP unitholder may be treated for U.S. federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to the fair market value of the common stock credited to the OP unitholder’s account less the amount of cash paid by the OP unitholder for the common stock (i.e., the amount of the cash distribution or the optional cash investment), if any, as of the dividend reinvestment date or cash investment date, respectively.

•	In the case of common stock purchased by the plan administrator in the open market , whether through the dividend and distribution reinvestment program or the share purchase program of the plan, an OP unitholder may be treated for U.S. federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to any discount that may be offered on the price paid by the plan administrator for the common stock. It also is possible that the Internal Revenue Service could take the position that, with respect to OP unitholders already holding common stock, such amount would be treated as a dividend from MAA with respect to the common stock.

•	Any amount treated as a cash distribution from our operating partnership will reduce an OP unitholder’s adjusted tax basis in its OP units by the amount distributed. Cash distributed to an OP unitholder in excess of its adjusted tax basis in its OP units generally will be taxable as capital gain, which will be long-term capital gain or short-term capital gain, depending on whether the OP unitholder has held its OP units for more than one year.

•	Any amount treated as a cash dividend from MAA will be taxable as described above in Question 29.

•	Absent guidance to the contrary, we intend to report any amounts treated as dividends to you pursuant to the plan, including discounts, that may be offered to you or brokerage fees that may be paid on your behalf, on IRS Form 1099-DIV.

•	You are urged to consult with your tax advisor regarding the tax consequences to you of participating in the plan.

32.	May eligible common stock in my account be pledged?

You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares of common stock held in your plan account will be void. If you wish to pledge any shares of common stock held in your plan account, you must first withdraw them from the plan.

33.	How are U.S. federal income tax withholding provisions applied to OP unitholders who participate in the plan?

Withholding requirements and information generally applicable to distributions from our operating partnership will apply to all amounts treated as distributions pursuant to the plan. If you fail to provide the applicable U.S. federal income tax certifications in the manner required by law, any cash distributions on OP units (including cash distributions that are invested), proceeds from the sale of fractional shares and proceeds from the sale of shares credited to your account will be subject to federal backup withholding. Certain OP unitholders are, however, exempt from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable backup withholding and information reporting, foreign OP unitholders will be subject to U.S. federal withholding tax on distributions. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to your account.

34.	If we issue rights to purchase securities to the holders of common stock, how will the rights on plan common stock be handled?

In the event that we make available to the holders of common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common stock) accruing to the common stock held by the plan administrator for you and invest the proceeds in additional common stock on the next dividend payment date for the common stock. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for eligible securities in your account be sent to you.

Transaction processing may be curtailed or suspended until the completion of any rights offering.

35.	What happens if a dividend payable in common stock or a share split is declared?

Any dividend payable in common stock and any additional stock distributed by us in connection with a share split in respect of common stock credited to your plan account will be added to that account. Common stock dividends or split stock which are attributable to common stock registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any share dividend, share split or similar corporate action.

36.	How will common stock held by the plan administrator be voted at meetings of shareholders?

If you are a record owner, you will receive a proxy card covering both directly held common stock and common stock held in the plan. If you hold your common stock through a broker, bank or other nominee, you should receive a proxy covering common stock held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the common stock covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your common stock will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, common stock registered in your name may be voted only by you and only in person.

37.	What happens if my account balance falls below one full share?

We or the plan administrator reserve the right to close your account and send you a check for the proceeds less any transaction fees.

38.	What are our responsibilities and those of the plan administrator under the plan?

We, any of our agents and the plan administrator will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability:

•	arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence,

•	with respect to the price at which common stock is purchased or sold and/or the times when such purchases or sales are made, or

•	relating to any fluctuation in the market value of our common stock.

We, any of our agents and the plan administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or shareholders will have any personal liability under the plan.

We, any of our agents and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

39.	What will be my responsibilities under the plan?

Your plan common stock may revert to the state in which you live in the event that the common stock is deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator except as expressly provided herein.

40.	May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time. Notice will be posted on our website of any suspension or termination, or of any amendment that significantly alters the plan terms and conditions, as soon as practicable after we take such an action. We will file a copy of each notice with the SEC, if required under applicable federal securities laws. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

41.	How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

42.	What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the State of Tennessee, without regard to otherwise applicable principles of conflicts of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Participants and prospective participants in the dividend and distribution reinvestment program of the plan or the share purchase program of the plan should review the discussion set forth in Exhibit 99.1 to MAA’s Current Report on Form 8-K filed with the SEC on February 27, 2018, which is incorporated by reference in this prospectus, for a summary of material U.S. federal income tax consequences of the ownership and disposition of our common stock and MAA’s election to be taxed as a REIT for U.S. federal income tax purposes. Participants and prospective participants in the dividend and distribution reinvestment program of the plan or the share purchase program of the plan should review the discussion set forth in Questions 29, 30, 31 and 33 herein for a summary of material U.S. federal income tax consequences of participation in the plan. The discussion in Exhibit 99.1 to the foregoing Current Report on Form 8-K and the discussion in Questions 29, 30, 31 and 33 herein are for general information only, does not constitute tax advice, is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. In addition, the discussion in Exhibit 99.1 to the foregoing Current Report on Form 8-K and the discussion in Questions 29, 30, 31 and 33 herein do not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of persons that are subject to special tax rules under the U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in the discussion in Exhibit 99.1 to the foregoing Current Report on Form 8-K or in the discussion in Questions 29, 30, 31 and 33 herein to be inaccurate. We advise you to consult your own tax advisors to determine the tax consequences to you, including any applicable state, local or foreign income and other tax consequences, which may result from your acquisition, ownership and disposition of the securities described in this prospectus and your participation in the plan.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us to fund our business operations and for general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the common stock that we will sell in connection with the plan.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of common stock (including brokers or dealers) who, in connection with any resales of such stock, may be deemed to be underwriters. These shares of common stock, including common stock acquired through waivers granted with respect to the share purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our shares of common stock trade or are quoted, or in privately negotiated transactions. Our common stock is currently listed on the NYSE. Under certain circumstances, we expect that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the share purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such common stock is resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.

Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, including the schedule appearing therein, and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINION

The validity of the securities offered pursuant to this prospectus or any prospectus supplement will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. In addition, the description of federal income tax considerations incorporated by reference into this prospectus will be passed upon for us by Bass, Berry & Sims PLC.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common stock offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

PROSPECTUS

MID-AMERICA APARTMENT COMMUNITIES, INC.

DIVIDEND AND DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

1,940,500 Shares of Common Stock

The date of this prospectus is February 28, 2018.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts, except the registration fee, are estimated):

Registration fee	$0
Accountant’s fees and expenses	50,000
Legal fees and expenses	5,000
Printing and engraving expenses	5,000
Transfer agent fees	5,000
Miscellaneous	500

TOTAL	$65,500

All of these expenses will be paid by Mid-America Apartment Communities, Inc.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Tennessee Business Corporation Act, or the “TBCA,” sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a Tennessee corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA, to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

The MAA charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under Tennessee law. The MAA charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under Tennessee law.

The MAA bylaws also provide that MAA shall indemnify its directors, officers, employees and agents to the fullest extent permitted under the TBCA and allow for advancement of expenses as MAA deems appropriate.

Furthermore, the indemnification provisions in the MAA charter and the MAA bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

In addition to the indemnification provided for in the MAA charter and the MAA bylaws, MAA has entered indemnification agreements with its directors and certain of its officers. These agreements require MAA to indemnify each director and each such officer for all expenses and liabilities incurred or paid by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, subject to certain exceptions provided by applicable law.

ITEM 16.	EXHIBITS

Exhibit Number	Exhibit Descriptions

4.1	Composite Charter of Mid-America Apartment Communities, Inc. (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 24, 2016 and incorporated herein by reference).

4.2	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc., dated as of December 3, 2013 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 2013 and incorporated herein by reference).

4.3	Form of Common Share Certificate of Mid-America Apartment Communities, Inc. (Filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on February 23, 2018 and incorporated herein by reference).

5.1*	Opinion of Bass, Berry & Sims PLC.

8.1*	Opinion of Bass, Berry & Sims PLC regarding Tax Matters.

23.1*	Consent of Bass, Berry & Sims PLC. (included as part of 5.1)

23.2*	Consent of Bass, Berry & Sims PLC. (included as part of 8.1)

23.3*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

24*	Power of Attorney (included on signature page hereto)

*	Filed herewith

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Mid-America Apartment Communities, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 28, 2018.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H.Eric Bolton, Jr.
H. Eric Bolton, Jr.
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints H. Eric Bolton, Jr., Albert M. Campbell, III and Robert J. DelPriore and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 28, 2018

/s/ Albert M. Campbell III Albert M. Campbell III	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2018

/s/ A. Clay Holder A. Clay Holder	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 28, 2018

/s/ Russell R. French Russell R. French	Director	February 28, 2018

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	February 28, 2018

/s/ Toni Jennings Toni Jennings	Director	February 28, 2018

/s/ James K. Lowder James K. Lowder	Director	February 28, 2018

/s/ Thomas H. Lowder Thomas H. Lowder	Director	February 28, 2018

/s/ Monica McGurk Monica McGurk	Director	February 28, 2018

/s/ Claude B. Nielson Claude B. Nielson	Director	February 28, 2018

/s/ Philip W. Norwood Philip W. Norwood	Director	February 28, 2018

/s/ W. Reid Sanders W. Reid Sanders	Director	February 28, 2018

/s/ Gary Shorb Gary Shorb	Director	February 28, 2018

/s/ David P. Stockert David P. Stockert	Director	February 28, 2018